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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2001

ARGOSY GAMING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11853 (Commission File Number)	37-1304247 (IRS Employer Identification Number)
219 Piasa Street, Alton, Illinois (Address of principal executive offices)		62002 (Zip Code)

(618) 474-7500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 2.  Other Events

    On July 31, 2001, we acquired all of the outstanding stock of Empress Casino Joliet Corporation located in Joliet, Illinois from Horseshoe Gaming Holding Corp. The purchase price for the acquisition was $465 million net of a working capital deficit adjustment. The acquisition, including related fees and expenses, was funded with $195 million in net proceeds received by us from the sale of our 9% Senior Subordinated Notes due 2011 and borrowings of approximately $286 million under our amended and restated senior credit facility.

    Property Overview: The Empress Casino Joliet is located in Joliet, Illinois on a 300-acre site approximately 40 miles southwest of Chicago and approximately two miles from the intersection of Interstate 55 and Interstate 80. For the twelve months ending March 31, 2001, the Empress Casino Joliet generated $248.4 million in net revenue and $73.8 million in EBITDA. The casino consists of two adjacent riverboat vessels providing a combined 36,300 square feet of gaming space with 1,110 slot machines and 35 table games. Both riverboats remain dockside and offer customers unlimited ingress and egress. The dockside complex features a 150,000 square foot Egyptian themed pavilion with three restaurants, an entertainment lounge and banquet/conference facilities. The pavilion also contains an off-track parimutuel betting parlor. The property includes a 102 room hotel, surface parking areas with approximately 2,350 spaces and an 80 space recreational vehicle park.

    Empress Casino Joliet Gaming Market: The Empress Casino Joliet draws from a population of approximately eight million people who reside within 50 miles of Joliet, including the southern and western regions of the greater Chicago metropolitan area, as well as portions of north central Illinois. The Empress Casino Joliet competes against eight other casinos in the Chicago gaming market, which has the largest local population of any state-licensed gaming market and is the third largest gaming market in the United States. The nine riverboat casinos operating in the Chicago market generated over $2 billion of gaming revenues during the twelve months ending March 31, 2001, an 8% increase from the prior comparable twelve month period. The Empress Casino Joliet had 9% of the gaming positions in the Chicago market as of December 31, 2000 and captured 12% of the market's gaming revenues in 2000.

    The Chicago market comprises four casinos in northern Illinois and five casinos in Indiana on Lake Michigan. Empress Casino Joliet's closest competitor is located in downtown Joliet approximately five miles from the Empress Casino Joliet. This competitor is currently constructing a new barge casino to replace its existing riverboat facilities, which is expected to be completed in the third quarter of 2001. Illinois licensees within the Chicago market offer dockside gaming providing customers with unlimited casino access. Conversely, casinos in the East Chicago market operating under an Indiana license are required to cruise, which restricts boarding times. Entrance into the market is limited by the fixed number of gaming licenses available in Illinois and Indiana. A maximum of ten licenses are permitted in Illinois, of which nine have been issued and a maximum of eleven licenses are permitted in Indiana, of which ten have been issued.

    Challenge to 1999 Amendment to Illinois Riverboat Gambling Act.  Because we already hold an Illinois gaming license, our acquisition of the Empress Casino Joliet would not have been permitted prior to the 1999 amendment to the Illinois Riverboat Gambling Act. In June 1999, Illinois passed an amendment to the Illinois Riverboat Gambling Act to permit casinos to offer continuous dockside gaming with unlimited ingress and egress and to permit the ownership of multiple gaming licenses. The amendment also authorized gaming in Cook County, Illinois and the transfer of a dormant gaming license from East Dubuque, Illinois to the Cook County Village of Rosemont. A group of plaintiffs who sought a gaming license for Lake County, Illinois filed a lawsuit requesting the court to declare that the 1999 amendment violates the Illinois and U.S. constitutions because the grant of the Rosemont license amounted to "special legislation." If a court invalidates the grant of the Rosemont license, all of the provisions of the 1999 amendment, including the provisions legalizing the ownership of multiple licenses, would also be invalidated under the terms of the 1999 amendment. On January 25, 2001, the court dismissed the lawsuit concluding that the plaintiffs lacked standing and failed to exhaust their administrative remedies. Consequently, the court did not consider the merits of the plaintiffs' lawsuit. The plaintiffs have appealed the lower court's ruling. If the appeal is successful, it is likely that the case would be remanded to the lower court to initiate proceedings regarding the merits of the plaintiffs' claims. A ruling of the lower court on the merits would likely follow the lengthy process associated with discovery, fact-finding and trial. Thereafter, the lower court's decision would be subject to appeal to an appellate court and potentially to the Illinois Supreme Court.

    Transfer of Ownership Agreement.  In connection with its approval of our proposed acquisition of the Empress Casino Joliet, the Illinois Gaming Board required us to enter into a transfer of ownership agreement. This agreement, which is similar to an agreement entered into by another Illinois multiple-license owner, is designed to permit the continuous operation of two Illinois casinos by a single owner in the event the 1999 amendment provisions relating to multiple license ownership were invalidated. Under this agreement, if the relevant provisions of the amendment to the Illinois Riverboat Gambling Act are invalidated by a final, non-appealable judicial ruling, we will be obligated to transfer all of our shares of the Empress Casino Joliet Corporation to a trustee to hold in trust and use our best efforts to effectuate a sale of the shares at fair market value. During this time, we would manage the Empress Casino Joliet for a fee and be permitted to make distributions for attributable taxes and debt service. If we do not sell the shares within one year, or such longer time as agreed to by the Illinois Gaming Board, the Empress Casino Joliet would be required to immediately relinquish its gaming license. In this event, we would be obligated to pay the Illinois Gaming Board an amount equal to ninety percent (90%) of the operating profits of the Empress Casino Joliet earned during the period the shares were in trust.

    The transfer of ownership agreement provides that the trust will terminate upon legislative action that causes the Illinois Riverboat Gambling Act to permit the ownership of multiple gaming licenses or following a corporate reorganization by us that permits us to comply with the provisions of the Illinois Riverboat Gambling Act.

    The placement in trust of our stock in the Empress Casino Joliet pursuant to the agreement would constitute an event of default under the indenture governing our 10 3/4 % senior subordinated notes due 2009 and under our senior credit facility. Because the challenge to the 1999 amendment is in the early stages of litigation and our obligation to put the stock in trust is not triggered until a final, non-appealable judgment invalidating the 1999 amendment is entered, we believe we would have sufficient notice and time to negotiate appropriate amendments to or refinance our 10 3/4% senior subordinated notes due 2009 and senior credit facility to avoid such an event of default. In the event that we are unable to satisfactorily amend or refinance these debt instruments, all of our indebtedness, including our recently issued 9% senior subordinated notes, would be in default and our business and financial condition would be materially adversely affected. If the provisions of the 1999 amendment legalizing dockside gaming were invalidated we would be required to resume cruising and suspend our dockside gaming activities at the Empress Casino Joliet until such time as the Illinois legislature passed a law reauthorizing dockside gaming. The loss of dockside gaming would adversely affect our financial results.

    Conditions of Illinois Gaming Board Approval.  The Illinois Gaming Board imposed two conditions on its approval of our acquisition of Empress Casino Joliet. First, we are required to take all steps necessary to economically disassociate ourselves from our Kenosha casino development agreement partner by no later than October 1, 2001. Second, we are required to develop and fully implement a comprehensive due diligence plan to ensure the integrity and accountability of the persons or entities with whom we conduct business. If we are unable to comply with these conditions, we will be subject to disciplinary action by the Illinois Gaming Board that could include a substantial monetary penalty and/or revocation of the Empress Casino Joliet gaming license. Any disciplinary action imposed upon us could, and the loss of the Empress Casino Joliet license would, materially and adversely affect our business and financial condition and would constitute an event of default under all of our indebtedness, including the notes.

    To date, we believe that we have satisfied all of our obligations under the Kenosha casino development agreements. Our further financial obligations to our partner are conditioned upon obtaining the requisite regulatory approvals and the tribe raising the remaining project costs through an institutional debt offering in an amount of $150 million. The proposed Kenosha casino project requires, among other things, approval from the United States Bureau of Indian Affairs to place in federal trust the proposed casino site for the benefit of the tribe. If these approvals and outside financing for the project are not obtained by September 30, 2001, our development agreement and related obligations will automatically terminate. The nature and magnitude of the issues and obstacles that our Kenosha partners face lead us to believe that they will not be able to obtain the necessary approvals in a timely manner. Consequently, we believe we will satisfy our condition to economically disassociate from Nii-Jii by October 1, 2001. To satisfy the second condition, we have commenced developing a due diligence plan that we will submit to the Illinois Gaming Board for approval and implementation. This comprehensive due diligence plan will improve our overall internal control procedures and we believe that we will satisfy the second Illinois Gaming Board condition.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

    Item 7a.  Financial statements of businesses acquired.

    The financial statements of Empress Casino Joliet Corporation required by Item 7(a) of this Form 8-K are incorporated by reference to the Company's Current Report on Form 8-K dated June 21, 2001

    7b.  Pro forma financial information.

    The pro forma financial information required by Item 7(b) of this Form 8-K relating to the acquisition of the Empress Casino Joliet Corporation described above is incorporated by reference to the Company's Current Report on Form 8-K dated June 21, 2001.

    7c.  Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 12, 2001, by and among Argosy Gaming Company, Joliet Acquisition Corp., Horseshoe Gaming Holding Corp., a Delaware corporation, and Empress Casino Joliet, an Illinois corporation.
10.1
Second Amended and Restated Credit Agreement, dated as of July 31, 2001, by and among Argosy Gaming Company, Alton Gaming Company, Argosy of Iowa, Inc., Argosy of Louisiana, Inc., Belle of Sioux City, L.P., Catfish Queen Partnership in Commendam, Centroplex Centre Convention Hotel, L.L.C., Empress Casino Joliet Corporation, Indiana Gaming II, L.P., The Indiana Gaming Company, Indiana Gaming Holding Company, Indiana Gaming Company, L.P., Iowa Gaming Company, Jazz Enterprises, Inc., and The Missouri Gaming Company; each of the financial institutions from time to time party thereto; Credit Lyonnais Los Angeles Branch, as Syndication Agent; Bank of Scotland and Bankers Trust Company, as Documentation Agents; and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.
10.2	Transfer of Ownership Agreement, dated as of July 24, 2001, among Argosy Gaming Company, Empress Casino Joliet and the Illinois Gaming Board.
10.3	Trust Agreement, dated as of July 24, 2001, by and between Argosy Gaming Company and LaSalle Bank National Association.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ARGOSY GAMING COMPANY, a Delaware corporation
Date: August 13, 2001	By:	/s/ DALE R. BLACK Dale R. Black Senior Vice President and Chief Financial Officer

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Item 2. Other Events
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES